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                                                             Exhibit 10.20


                                TOLERRX, INC.
                            300 Technology Square
                             Cambridge, MA 02139
                               (617) 354-8100
                             Fax (617) 354-8300



July 24, 2002


Louis Vaickus, M.D.
[address]

Dear Lou:

This letter supersedes the one dated July 12, 2002.

It is my pleasure to offer you the position of Vice President and Head of Clinical Development and Medical Affairs at TolerRx, Inc. (the "Company"). As you know, I am excited about the contributions that I expect you will make to the success of the Company. Accordingly, if you accept this offer, I would like us to agree that you could start at TolerRx, Inc. on or before August 1, 2002 (the "Start Date"). This offer may be accepted by you by countersigning where indicated at the end of this letter on or before July 20, 2002.

DUTIES AND EXTENT OF SERVICE

As Vice President and Head of Clinical Development and Medical Affairs, you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as I may from time to time designate. You will report to me. As you know, your employment will be contingent upon your agreeing to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes therein that the Company may adopt from time to time, and your execution of the Company's standard Nondisclosure, Developments, and Non-Competition Agreement.

COMPENSATION

In consideration of your employment with the Company, the Company will pay you a base salary of $285,000 per year, payable in accordance with the Company's standard payroll practices. You will also receive a signing bonus of $40,000, payable with your first regular paycheck. You will also be eligible for a performance based year-end bonus of up to 15% of your annual salary and an option to purchase up to 20,000 shares of the Company's common stock. Additional bonuses will be awarded as follows:

     $15,000 upon completion of the Phase I Study for TRX1 in adults

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     $15,000 on the initiation of the hemophilia TRX1 clinical trial


You will also be entitled to two weeks paid vacation annually. You will also be entitled to participate in such employee benefit plans and fringe benefits as may be offered or made available by the Company from time to time to its employees. TolerRx, Inc. will provide a benefits program including medical and dental coverage, and the Company will pay a portion of the annual premium with respect thereto as per the Company's policies, presently at 80% of the monthly premium. You will also be eligible to participate in TolerRx's 2002 performance bonus program.

STOCK OPTIONS

At the first meeting of the Company's Board of Directors following your Start Date, it is my intention that the Company will grant to you a stock option (the "Option") under the Company's 2000 Equity Incentive Plan (the "Plan") to purchase an aggregate of 225,000 shares (the "Option Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), at an exercise price equal to the fair market value of the Common Stock, as determined by the Board of Directors of the Company on the date of the grant of the Option (the "Grant Date"). This offer is contingent upon approval by the Board of Directors of your option grant specifically. Promptly after the Grant Date, the Company and you will execute and deliver to each other the Company's then standard form of stock option agreement, evidencing the Option and the terms thereof. As you know, the Option shall be subject to, and governed by, the terms and provisions of the Plan and your stock option agreement. It is my intention that the Option will become exercisable over a four-year period, with up to 56,250 shares vesting on, or at any time after, one year from the Grant Date and up to the same amount vesting on, or at any time after the end of each of three successive one-year periods thereafter. Upon termination of your employment with the Company, you may exercise the Option, to the extent then exercisable, but only for the limited period of time set forth in the Plan and/or your stock option agreement. Any Option Shares you acquire pursuant to the Option shall be subject to the terms, restrictions on transfer and voting provisions set forth in the Plan, your stock option agreement, and/or of the Stockholders Agreement referred to in the Plan.

NONDISCLOSURE, DEVELOPMENTS AND NON-COMPETITION

As you know, prior to commencing, and as a condition to your employment with the Company, all employees, including myself, are required to agree to sign a copy of the Company's standard Nondisclosure, Developments, and Non-Competition Agreement. I will be asking you to sign this agreement after you have accepted the terms of this offer below and prior to or on your Start Date.

NO CONFLICTING OBLIGATION AND OBLIGATIONS

By accepting this offer letter, you represent and warrant that the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any


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agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at an time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You acknowledge that the employment relationship between the Company and you is at-will, and that the Company and you are each free to sever the employment relationship at any time and for whatever reason.

TERMINATION

In the event that your employment with TolerRx, Inc. is terminated, without cause, you will continue to receive your semi-monthly pay for six (6) months from your date of termination. Your stock options will also continue to vest during this same six (6) month period.

I trust that you find the terms as stated above acceptable. If so, I want to express my level of enthusiasm in bringing you on-board to this exciting new venture. I know that we will build a team capable of moving our technology through the research and development process and creating substantial value at the same time. Your involvement as a member of this team is a critical component of this anticipated success.

Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Sincerely,

/s/ Douglas J. Ringler
-----------------------------
Douglas J. Ringler


I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Date this 20 day of July, 2002



/s/ Louis Vaickus, M.D.
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Louis Vaickus, M.D.